Exhibit 99.1

Arrow Electronics Reports First-Quarter Results
-- Non-GAAP earnings per share of $1.05 --
-- Generated $250 million in cash flow from operations --

ENGLEWOOD, Colo.--(BUSINESS WIRE)--May 1, 2012--Arrow Electronics, Inc. (NYSE:ARW) today reported first-quarter 2012 net income of $113.6 million ($1.01 and $1.00 per share on a basic and diluted basis, respectively) on sales of $4.89 billion, compared with net income of $136.3 million ($1.18 and $1.16 per share on a basic and diluted basis, respectively) on sales of $5.22 billion in the first quarter of 2011. Cash flow from operations for the quarter ended March 31, 2012 was $250 million.

The company's results for the first quarters of 2012 and 2011 include a number of items that impact their comparability. A complete reconciliation of these items is provided under the heading “Certain Non-GAAP Financial Information.” Excluding those items, on a non-GAAP basis, net income for the quarter ended March 31, 2012, would have been $119.8 million ($1.07 and $1.05 per share on a basic and diluted basis, respectively) and net income for the quarter ended April 2, 2011, would have been $146.0 million ($1.27 and $1.24 per share on a basic and diluted basis, respectively).

“We executed well in the first quarter with sales and earnings per share in line with our expectations. Cash flow generation was a bright spot in the first quarter, as we generated $250 million in cash flow from operations, with contributions from both business segments,” said Michael J. Long, chairman, president, and chief executive officer.

“Our return on capital continues to be strong with return on invested capital well in excess of our weighted average cost of capital,” said Paul J. Reilly, executive vice president, finance and operations and chief financial officer. “We continue to invest in businesses that will provide above market growth opportunities over the long-term.”

Global enterprise computing solutions (“ECS”) first-quarter sales of $1.54 billion increased 15 percent year over year. “We had very impressive results in the first quarter with sales well above normal seasonality, especially in our North American value-added distribution business. Globally, we saw robust product line performance in storage, software, and services, which each grew in excess of 20% year over year,” said Mr. Long.

Global components first-quarter sales of $3.35 billion decreased 14 percent year over year. “The Americas region performed well while weaker macroeconomic conditions in Asia and Europe have had a negative impact on our results. Our global book-to-bill of 1.04 to 1 is at its highest level in six quarters with sequential increases seen in all regions. Our global teams remain committed to driving increased market share in all regions while providing the highest possible level of service to our customers,” Mr. Long said.

The company's results for the first quarters of 2012 and 2011 include the items outlined below that impact their comparability:

●
restructuring, integration, and other charges of $8.2 million ($6.1 million net of related taxes or $.05 per share on both a basic and diluted basis) in the first quarter of 2012 and $9.6 million ($7.2 million net of related taxes or $.06 per share on a both basic and diluted basis) in the first quarter of 2011;

●	a charge of $5.9 million ($3.6 million net of related taxes or $.03 per share on both a basic and diluted basis) in connection with the settlement of a legal matter in 2011; and

●	a gain on bargain purchase of $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis).

GUIDANCE

“Looking ahead, we believe that total second-quarter sales will be between $5.04 and $5.44 billion, with global components sales between $3.37 and $3.57 billion and global enterprise computing solutions sales between $1.67 and $1.87 billion. Earnings per share, on a diluted basis, excluding any charges, are expected to be in the range of $1.08 to $1.20. Our guidance assumes that the average Euro to USD exchange rate for the first quarter is 1.31 to 1,” said Mr. Reilly.

Please refer to the CFO commentary as a supplement to the company’s earnings release, which can be found at www.arrow.com/investor.

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 120,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 390 locations in 53 countries.

Certain Non-GAAP Financial Information

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the company provides certain non-GAAP financial information relating to operating income, net income attributable to shareholders and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company’s efficiency enhancement initiatives, acquisitions, and settlement of certain legal matters. A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the table below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers the charges, credits and losses referred to above to be outside the company’s core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance. In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

ARROW ELECTRONICS, INC. EARNINGS RECONCILIATION (In thousands except per share data)

	Quarter Ended
	March 31, 2012	April 2, 2011
	(Unaudited)

Operating income, as reported	$187,449	$219,168
Restructuring, integration, and other charges	8,243	9,607
Settlement of legal matter	-	5,875
Operating income, as adjusted	$195,692	$234,650

Net income attributable to shareholders, as reported	$113,628	$136,309
Restructuring, integration, and other charges	6,141	7,199
Settlement of legal matter	-	3,609
Gain on bargain purchase	-	(1,078)
Net income attributable to shareholders, as adjusted	$119,769	$146,039

Net income per basic share, as reported	$1.01	$1.18
Restructuring, integration, and other charges	.05	.06
Settlement of legal matter	-	.03
Gain on bargain purchase	-	(.01)
Net income per basic share, as adjusted	$1.07	$1.27

Net income per diluted share, as reported	$1.00	$1.16
Restructuring, integration, and other charges	.05	.06
Settlement of legal matter	-	.03
Gain on bargain purchase	-	(.01)
Net income per diluted share, as adjusted	$1.05	$1.24

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company’s implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global ECS markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company’s ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates,” and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data) (Unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011

Sales	$4,889,529	$5,223,003
Costs and expenses:
Cost of sales	4,208,950	4,500,495
Selling, general and administrative expenses	455,837	464,920
Depreciation and amortization	29,050	22,938
Restructuring, integration, and other charges	8,243	9,607
Settlement of legal matter	-	5,875
	4,702,080	5,003,835
Operating income	187,449	219,168
Equity in earnings of affiliated companies	2,184	1,213
Gain on bargain purchase	-	1,755
Interest and other financing expense, net	27,132	25,767
Income before income taxes	162,501	196,369
Provision for income taxes	48,778	59,872
Consolidated net income	113,723	136,497
Noncontrolling interests	95	188
Net income attributable to shareholders	$113,628	$136,309
Net income per share:
Basic	$1.01	$1.18
Diluted	$1.00	$1.16
Average number of shares outstanding:
Basic	112,002	115,215
Diluted	114,077	117,428

ARROW ELECTRONICS, INC. CONSOLIDATED BALANCE SHEETS (In thousands except par value)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$739,708	$396,887
Accounts receivable, net	4,207,647	4,482,117
Inventories	2,011,442	1,963,910
Other current assets	210,854	181,677
Total current assets	7,169,651	7,024,591
Property, plant and equipment, at cost:
Land	23,925	23,790
Buildings and improvements	149,936	147,215
Machinery and equipment	962,053	934,558
	1,135,914	1,105,563
Less: Accumulated depreciation and amortization	(572,395)	(549,334)
Property, plant and equipment, net	563,519	556,229
Investments in affiliated companies	63,487	60,579
Intangible assets, net	420,728	392,763
Cost in excess of net assets of companies acquired	1,615,210	1,473,333
Other assets	306,153	321,584
Total assets	$10,138,748	$9,829,079
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,160,135	$3,264,088
Accrued expenses	608,652	660,996
Short-term borrowings, including current portion of long-term debt	30,554	33,843
Total current liabilities	3,799,341	3,958,927

Long-term debt	2,250,463	1,927,823
Other liabilities	280,142	267,069
Equity:
Shareholders' equity:
Common stock, par value $1:
Authorized – 160,000 shares in 2012 and 2011
Issued – 125,424 and 125,382 shares in 2012 and 2011, respectively	125,424	125,382

Capital in excess of par value	1,062,542	1,076,275
Treasury stock (13,877 and 13,568 shares in 2012 and 2011, respectively), at cost	(456,672)	(434,959)
Retained earnings	2,886,585	2,772,957
Foreign currency translation adjustment	206,585	158,550
Other	(19,511)	(29,393)
Total shareholders' equity	3,804,953	3,668,812
Noncontrolling interests	3,849	6,448
Total equity	3,808,802	3,675,260
Total liabilities and equity	$10,138,748	$9,829,079

ARROW ELECTRONICS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011
Cash flows from operating activities:
Consolidated net income	$113,723	$136,497
Adjustments to reconcile consolidated net income to net cash provided by (used for) operations:
Depreciation and amortization	29,050	22,938
Amortization of stock-based compensation	7,255	10,357
Equity in earnings of affiliated companies	(2,184)	(1,213)
Deferred income taxes	18,961	(1,057)
Restructuring, integration, and other charges	6,141	7,199
Settlement of legal matter	-	3,609
Excess tax benefits from stock-based compensation arrangements	(4,947)	(5,728)
Other	(1,457)	(361)
Change in assets and liabilities, net of effects of acquired businesses:
Accounts receivable	334,014	278,549
Inventories	(24,357)	37,981
Accounts payable	(135,198)	(574,003)
Accrued expenses	(64,564)	(43,109)
Other assets and liabilities	(26,102)	(51,328)
Net cash provided by (used for) operating activities	250,335	(179,669)
Cash flows from investing activities:
Cash consideration paid for acquired businesses	(160,543)	(379,013)
Acquisition of property, plant and equipment	(22,253)	(18,177)
Net cash used for investing activities	(182,796)	(397,190)
Cash flows from financing activities:
Change in short-term and other borrowings	(9,074)	(3,900)
Proceeds from long-term bank borrowings, net	329,700	190,800
Proceeds from exercise of stock options	10,138	27,150
Excess tax benefits from stock-based compensation arrangements	4,947	5,728
Repurchases of common stock	(57,684)	(46,447)
Net cash provided by financing activities	278,027	173,331
Effect of exchange rate changes on cash	(2,745)	(1,491)
Net increase (decrease) in cash and cash equivalents	342,821	(405,019)
Cash and cash equivalents at beginning of period	396,887	926,321
Cash and cash equivalents at end of period	$739,708	$521,302

ARROW ELECTRONICS, INC. SEGMENT INFORMATION (In thousands) (unaudited)

	Quarter Ended
	March 31, 2012	April 2, 2011

Sales:
Global components	$3,349,554	$3,886,600
Global ECS	1,539,975	1,336,403
Consolidated	$4,889,529	$5,223,003

Operating income (loss):
Global components	$170,708	$228,881
Global ECS	55,487	39,080
Corporate (a)	(38,746)	(48,793)
Consolidated	$187,449	$219,168

(a)
Includes restructuring, integration, and other charges of $8.2 million and $9.6 million for the first quarters of 2012 and 2011, respectively. Also included in the first quarter of 2011 is a charge of $5.9 million related to the settlement of a legal matter.

CONTACT:
Arrow Electronics, Inc.
Greer Aviv, 303-824-3765
Senior Manager, Investor Relations
or
Paul J. Reilly, 631-847-1872
Executive Vice President, Finance and Operations & Chief Financial Officer
or
John Hourigan, 303-824-4586
Director, Corporate Communications